Brookline Bancorp, Inc. Annual Meeting of Stockholders "Success is not a destination. It is a journey." Exhibit 99.2

Brookline Bancorp, Inc. Annual Meeting of Stockholders Agenda 1. Welcoming Remarks 2. Introduction of Directors, Secretary of the Annual Meeting and Inspector of Election 3. Procedural Matters Relating to the Conduct of the Annual Meeting 4. Presentation of the Two Proposals before the Annual Meeting 5. Opening of Polls and Balloting 6. Closing of Polls 7. Report of the Inspector of Elections 8. Adjournment of Formal Portion of the Annual Meeting 9. Report of the CEO, Paul Perrault 10.General Question and Answer Period

Brookline Bancorp, Inc. Annual Meeting of Stockholders "Success is not a destination. It is a journey."

Net Income Earnings Per Share Net Income (in thousands) 1st Q 2009 2nd Q 2009 3rd Q 2009 4th Q 2009 $0.06 $0.08 $0.09 $0.10 $0.11 $3,444 $4,678 $5,242 $5,836 $6,353 $0.05 $0.06 $0.07 $0.08 $0.09 $0.10 $0.11 $0.12

Net Interest Margin Net Interest Margin Net Interest Income (in millions) 1st Q 2009 2nd Q 2009 3rd Q 2009 4th Q 2009 3.00% 3.16%* 3.39%* 3.55%* 3.65%* $19.1 $20.2* $21.8 $22.6 $23.1 2.75% 3.00% 3.25% 3.50% 3.75% 4.00% * Excludes non-recurring interest income of $16.1 million.

Deposits (Dollars in Millions) March 31, 2010 $1,655 million December 31, 2008 $1,328 million Demand Checking NOW Accounts Savings Money Market Savings Certificates of Deposit $789 $89 $103 $99 $575 $786 $68 $86 $84 $304 48% 5% 6% 6% 35% 59% 5% 7% 6% 23%

Non-Performing Assets & Allowance for Loan Losses (Dollars in Thousands) Non-accrual loans Reposessed assets Total non-performing assets Allowance for loan losses Non-accrual loans as a percent of total loans Non-performing assets as a percent of total assets Allowance for loans losses as a percent of total loans March 31, 2010 December 31, 2009 December 31, 2008 $6,611 $6,233 $6,059 1,329 1,430 2,136 $7,940 $7,663 $8,195 $30,850 $31,083 $28,296 0.30% 0.29% 0.29% 0.30% 0.29% 0.31% 1.42% 1.44% 1.34%

Stockholders’ Equity & Performance Ratios 1st Q 2010 Year 2009 Year 2008 Stockholders' equity at end of period (in millions) Stockholders' equity to assets ratio at end of period Tangible equity to assets ratio at end of period Return on average stockholders' equity (A) Return on average assets (A) Efficiency ratio (B) (A) 1st quarter of 2010 is annualized (B) Non-interest expense divided by the total of net interest income and non-interest income (excluding securities gains (losses), prepayment penalities and other non-recurring items) $489.8 $487.3 $493.9 18.56% 18.63% 18.90% 17.11% 17.16% 17.39% 5.19% 3.94% 2.56% 0.97% 0.73% 0.51% 48.81% 50.32% 54.49%

Summary of Financial Ingredients for Success  • Strong capital • High asset quality • Core deposit growth • Solid net interest margin • Expense control

Brookline Bancorp, Inc. Annual Meeting of Stockholders "Success is not a destination. It is a journey."